Exhibit 99.1

COMMONWEALTH ELECTRIC COMPANY

CONSOLIDATED

FINANCIAL STATEMENTS

FOR THE YEARS ENDED

December 31, 2005 and 2004

Commonwealth Electric Company

Index to Audited Consolidated Financial Statements

December 31, 2005

Report of Independent Auditors

To the Board of Directors of

Commonwealth Electric Company:

In our opinion, the accompanying balance sheets and the related statements of income, retained earnings and cash flows present fairly, in all material respects, the financial position of Commonwealth Electric Company at December 31, 2005 and December 31, 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers, LLP

March 27, 2006

Commonwealth Electric Company

Consolidated Statements of Income

	Years Ended December 31,
	2005	2004
	(in thousands)

Operating revenues	$496,244	$510,177

Operating expenses:
Purchased power	229,878	322,696
Operations and maintenance	81,890	77,848
Demand side management programs	13,039	12,602
Depreciation and amortization	77,727	29,866
Taxes:
Income	24,165	20,124
Local property	5,297	5,746
Payroll and other	2,386	2,391
Total operating expenses	434,382	471,273

Operating income	61,862	38,904

Other income, net	1,016	530

Income before interest expense	62,878	39,434

Interest expense (income):
Long-term debt	8,992	10,912
Transition property securitization	13,356	-
Short-term debt and other	1,634	(2,813)
Allowance for borrowed funds used during construction (AFUDC)	(276)	(213)
Total interest expense	23,706	7,886

Net Income	$39,172	$31,548

Per share data is not relevant because Commonwealth Electric Company's common stock is wholly owned by NSTAR.

The accompanying notes are an integral part of the consolidated financial statements.

Commonwealth Electric Company

Consolidated Balance Sheets

	December 31,
	2005	2004
	(in thousands)

Property, plant and equipment, at original cost	$797,819	$757,631
Less - Accumulated depreciation	231,947	217,074
	565,872	540,557
Add - Construction work in progress	8,465	8,535
Net property, plant and equipment	574,337	549,092

Goodwill	-	202,257

Equity and other investments	37	39
Restricted cash	2,045	-

Current assets:
Cash	2,173	1,693
Customers accounts receivable, net of allowance
of $3,705 and $2,734, respectively	41,100	42,035
Unbilled revenues	13,426	11,566
Inventory, at average cost	7,483	7,024
Income taxes	31,110	4,600
Deferred tax asset	387	-
Regulatory assets	107,334	48,281
Total current assets	203,013	115,199

Regulatory assets and deferred debits:
Regulatory assets - power contracts	158,778	420,282
Regulatory assets - goodwill	110,360	-
Regulatory assets - other	312,122	131,627
Deferred debits	77,483	91,190
Total regulatory assets and deferred debits	658,743	643,099

Total assets	$1,438,175	$1,509,686

The accompanying notes are an integral part of the consolidated financial statements.

Commonwealth Electric Company

Consolidated Balance Sheets

	December 31,
Capitalization and Liabilities	2005	2004
	(in thousands)
Common equity :
Common stock, $25 par value Authorized and outstanding - 2,043,972 shares, wholly owned by NSTAR	$51,099	$51,099
Amounts paid in excess of par value	212,310	365,548
Retained earnings	92,216	69,044
Total common equity	355,625	485,691
Long-term debt, less current sinking fund requirements and current maturities	77,744	80,226
Transition property securitization, less current maturities	332,542	-
Total capitalization	765,911	565,917

Current liabilities:
Notes payable to banks	-	29,700
Advances from affiliates	-	16,800
Long-term debt	2,481	152,481
Transition property securitization	31,990	-
Total financing activity	34,471	198,981

Accounts payable:
Affiliates	47,559	40,051
Customers	28,384	35,901
Accrued interest	1,830	2,754
Power contracts	39,682	26,536
Other	6,898	5,924
	124,353	111,166
Total current liabilities	158,824	310,147

Deferred credits:
Power contracts	161,783	420,283
Accumulated deferred income taxes and unamortized investment tax credits	267,914	143,828
Regulatory liability - cost of removal	55,840	53,029
Other	27,903	16,482
Total deferred credits	513,440	633,622

Commitments and contingencies

Total capitalization and liabilities	$1,438,175	$1,509,686

The accompanying notes are an integral part of the consolidated financial statements.

Commonwealth Electric Company

Consolidated Statements of Retained Earnings

	Years Ended December 31,
	2005	2004
	(in thousands)

Balance at the beginning of the year	$69,044	$49,496

Add (Deduct):

Net income	39,172	31,548
Dividends on common stock	(16,000)	(12,000)

Balance at the end of the year	$92,216	$69,044

The accompanying notes are an integral part of the consolidated financial statements.

Commonwealth Electric Company

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2005	2004
	(in thousands)
Operating Activities:
Net income	$39,172	$31,548
Effects of non-cash items:
Depreciation and amortization	77,727	29,866
Deferred income taxes	72,115	13,199
Allowance for borrowed funds used during construction	(276)	(213)
Changes in working capital	(74,148)	45,207
Purchase power contract buyouts	(271,722)	(7,111)
Changes in regulatory assets	21,289	(28,302)
Other deferred debits and credits	41,996	(52,698)

Net cash (used in) provided by operating activities	(93,847)	31,496

Investing Activities:
Plant expenditures (exclusive of AFUDC)	(49,146)	(46,680)
Increase in restricted cash	(2,045)	-

Net cash used in investing activities	(51,191)	(46,680)

Financing Activities:
Issuance of transition property securitization	409,000	-
Transition property securitization payments	(44,468)	-
Debt issue costs	(4,032)	-
(Payments to) proceeds from affiliates	(16,800)	7,405
Changes in short-term borrowing	(29,700)	22,900
Payment of dividends	(16,000)	(12,000)
Retirement of long-term debt	(150,000)	-
Retirement of long-term debt through sinking funds	(2,482)	(3,481)

Net cash provided by financing activities:	145,518	14,824

Net increase/(decrease) in cash	480	(360)
Cash at the beginning of the year	1,693	2,053
Cash at the end of the year	$2,173	$1,693

Supplemental Disclosures of Cash Flow Information:

Cash paid during the period for:
Interest (net of capitalized amounts)	$22,974	$10,755

Income taxes	$20,884	$13,407

Deferred debit regulatory asset - goodwill (Note C)	$(129,947)	$-

Non-cash capital transfer (Note C)	$(153,239)	$-

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Business Organization and Summary of Significant Accounting Policies

1.  The Company

Commonwealth Electric Company (ComElectric or the Company) is a regulated utility company incorporated in 1850 under Massachusetts law and is a wholly owned subsidiary of NSTAR.  NSTAR is a holding company engaged through its subsidiaries in the energy delivery business serving approximately 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and approximately 300,000 natural gas distribution customers in 51 communities.  NSTAR's retail utility subsidiaries are Boston Edison Company (Boston Edison), ComElectric, Cambridge Electric Light Company (Cambridge Electric) and NSTAR Gas Company (NSTAR Gas).  Its wholesale electric subsidiary is Canal Electric Company (Canal Electric).  NSTAR's three retail electric companies collectively operate as "NSTAR Electric."  NSTAR has a service company that provides management and support services to substantially all NSTAR subsidiaries - NSTAR Electric & Gas Corporation (NSTAR Electric & Gas).

The Company's operations have been involved in the distribution and sale of electricity to an average of approximately 362,500 retail customers in 40 communities located in southeastern Massachusetts, including Cape Cod and the island of Martha's Vineyard, having an approximate year-round population of 625,000 and a large influx of summer residents.

ComElectric's wholly owned special purpose subsidiary CEC Funding, LLC (CEC Funding) was established to facilitate the sale, on March 1, 2005, of 409 million of electric rate reduction certificates at a public offering.  The certificates of this special-purpose subsidiary are secured by a portion of the transition charge assessed on ComElectric's retail customers as permitted by the 1997 Massachusetts Electric Restructuring Act (Restructuring Act) and authorized by the Massachusetts Department of Telecommunications and Energy (MDTE).  These certificates are non-recourse to ComElectric.

Management, engineering, financing and support services are provided to ComElectric by employees of NSTAR Electric & Gas.  As of December 31, 2005, NSTAR Electric & Gas had approximately 3,050 employees, including approximately 2,150, or 70% who are represented by two units covered by separate collective bargaining contracts.  NSTAR's labor contract with Local 369 of the Utility Workers Union of America, AFL-CIO, expired on May 15, 2005.  After a brief strike, on May 29, 2005, NSTAR management and union officials agreed upon a new four-year contract expiring June 1, 2009.  The union members, which represent approximately 1,850 employees, ratified the contract on May 31, 2005.  Approximately 250 employees, represented by Local 12004, United Steelworkers of America, AFL-CIO, have a contract that expires on March 31, 2006.  Management and Union officials agreed upon a new four-year contract expiring March 31, 2010.  The union members ratified the contract on March 26, 2006.

Management believes it has satisfactory relations with its employees.

2.   Basis of Accounting

The accompanying Consolidated Financial Statements reflect the result of operations, retained earnings, financial position and cash flows of ComElectric and its subsidiary, CEC Funding.  All significant intercompany transactions have been eliminated in consolidation.  Effective September 30, 2005, ComElectric changed its classification of goodwill to a regulatory asset on the accompanying Consolidated Balance Sheets.  For more information refer to Note C.

ComElectric follows accounting policies prescribed by the Federal Energy Regulatory Commission (FERC) and the MDTE.  The accompanying Consolidated Financial Statements conform to accounting principles generally accepted in the United States of America (GAAP).  ComElectric is subject to the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71).  The application of SFAS 71 results in differences in the timing of recognition of certain expenses from those of other businesses and industries.  The distribution and transmission businesses remain subject to rate-regulation and continue to meet the criteria for application of SFAS 71.  Refer to Note D to these Consolidated Financial Statements for additional information on regulatory assets.

The preparation of financial statements in conformity with GAAP requires management of ComElectric to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

3.   Costs to Achieve (CTA)

CTA represent costs incurred to execute the merger that created NSTAR and includes the costs of a voluntary severance program, costs of financial advisors, legal costs and other transaction and systems integration costs.  The original CTA estimate was $111 million of which approximately $24 million was allocated to ComElectric.  CTA was being amortized over 10 years at an annual rate of $2.4 million through the completion of the four-year rate freeze period based on the original rate plan and was estimated at $111 million as approved by the MDTE.  Effective upon completion of the four-year rate freeze on August 25, 2003, the amortization expense was increased to reflect the actual CTA expenditures incurred.  As a result, the total CTA amortization expense for 2005 and 2004 was approximately $2.8 million and reflects the actual CTA of approximately $143 million.

4.   Operating Revenues

Utility revenues are based on authorized rates approved by the FERC and the MDTE.  Customers are billed for their use of electricity on a cycle basis throughout the month.  To reflect revenues in the proper period, the estimated amount of unbilled sales revenue is recorded each month.  Estimates of distribution and transition revenues for electricity delivered to customers but not yet billed are accrued at the end of each accounting period.

The Company is generally permitted to bill customers for costs associated with purchased power and transmission, demand-side management costs and renewable energy costs and transition costs.  The amount of such costs incurred by the Company is fully reconciled to the revenues collected from its customers.

5.   Transactions with Affiliates

Transactions between the Company and other affiliated companies include payments for management, accounting, data processing and other services that are provided by an affiliate, NSTAR Electric & Gas.  The net amounts payable to NSTAR Electric & Gas were $17.7 million and $19.2 million as of December 31, 2005 and 2004, respectively.  Transactions with affiliated companies are subject to review by the MDTE.  Transactions with other affiliates resulted in a net amount payable of $19.5 million and $20.8 million as of December 31, 2005 and 2004, respectively.

In addition, the accompanying Consolidated Balance Sheets include $48 million and $46 million in Deferred debits as of December 31, 2005 and 2004, respectively.  This amount reflects a net receivable from NSTAR

Electric & Gas, an affiliate, as a result of ComElectric's participation in the NSTAR Pension Plan and NSTAR's postretirement benefits plans.  Additionally, Accounts payable - Affiliates includes $23 million (in both 2005 and 2004) due to Boston Edison that is related to ComElectric's allocated portion of the prepaid amount related to the NSTAR Pension Plan.

In addition, the accompanying Consolidated Balance Sheets reflect a receivable of $22.2 million as of December 31, 2004, in Deferred credits - other that represents the amount of goodwill amortization expense allocated by the Company to affiliate Boston Edison in conjunction with the NSTAR merger.  Boston Edison is recovering these costs from its customers pursuant to a settlement agreement with the MDTE.

6.   Maintenance

Expenditures for repairs of property and replacement and renewal of items determined to be less than a unit of property are charged to maintenance expense.  Additions, replacements and renewals of property considered to be units of property are charged to the appropriate plant accounts.

7.   Property, plant and equipment

Property, plant and equipment is stated at original cost.  The cost of replacements of property units is capitalized.  The original cost of property retired, net of salvage value, is charged to accumulated depreciation.  The incurred related cost of removal is charged against the Regulatory liability - cost of removal.

8.   Depreciation

Depreciation of property, plant and equipment is computed on a straight-line basis using composite rates based on the estimated useful lives of the various classes of property.  The composite rates are subject to the approval of the MDTE and the FERC.  The overall average composite depreciation rates were 3.23% in 2005 and 3.25% in 2004.  Depreciation expense on property, plant and equipment for 2005 and 2004 was $27 million and $25 million, respectively.

9.   Allowance for Funds Used During Construction

Under applicable rate-making practices, the Company is permitted to include an allowance for funds used during construction (AFUDC) as an element of its depreciable property costs.  This allowance is based on the amount of construction work in progress that is not included in the rate base on which the Company earns a return.  An amount equal to the AFUDC capitalized in the current period is reflected in interest charges on the accompanying Consolidated Statements of Income and amounted to approximately $276,000 and $213,000 in 2005 and 2004, respectively.

While AFUDC does not provide funds currently, these amounts are recoverable in revenues over the service life of the constructed property.  The amount of AFUDC recorded was at a weighted average rate of 3.82% and 2.23% in 2005 and 2004, respectively.

10.   Equity Method of Accounting

The Company uses the equity method of accounting for investments in corporate joint ventures in which it does not have a controlling interest.  Under this method, it records as income or loss the proportionate share of the net earnings or losses of the joint ventures with a corresponding increase or decrease in the carrying value of the investment.  The investment is reduced as cash dividends are received.  ComElectric participates in corporate joint ventures in which it has investments, principally its equity investment of 2.5% in a regional nuclear facility that is currently being decommissioned.

11.   New Accounting Standard

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections."  This Standard is effective January 1, 2006 and it changes the requirements for the accounting for and reporting of accounting changes and error corrections.  The Standard establishes retrospective application as the required method for reporting a change in accounting principle rather than reporting a cumulative effect change in accounting principle.  Retrospective application requires the application of the new accounting principle to prior periods as if that principle had always been used.  Accordingly, ComElectric will adopt this Standard.

12.   Purchases and Sales Transactions with Independent System Operator - New England (ISO-NE)

During 2004, ComElectric was subject to an agreement whereby all of its energy supply resource entitlements under long-term contracts were transferred to an independent energy supplier, following which ComElectric repurchased its energy resource needs from this independent energy supplier for ComElectric's ultimate sale to its standard offer customers.  This transaction had been recorded as a net purchase of electricity.  This agreement expired in December 2004 and most of ComElectric's remaining long-term contracts were bought-out of in February 2005.

During 2005, as part of its normal business operations, ComElectric entered into transactions to sell energy from all of its remaining long-term energy supply resources to ISO-NE.  ComElectric records the net effect of transactions with the ISO-NE as an adjustment to purchased power expense.

Note B.  Asset Retirement Obligations

In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS No. 143" (FIN 47), "Accounting for Asset Retirement Obligations" (SFAS 143).  In 2003, ComElectric adopted SFAS 143 that established accounting and reporting standards for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs.  SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation (ARO) in the period in which it is incurred.  When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset.  Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.  Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.  FIN 47 clarifies when an entity would be required to recognize a liability for the fair value of an ARO that is conditional on a future event if the liability's fair value can be reasonably estimated.  Uncertainty surrounding the timing and method of settlement that may be conditional on events occurring in the future are factored into the measurement of the liability rather than the existence of the liability.

ComElectric adopted FIN 47 at December 31, 2005, as required.  The recognition of an ARO within its regulated utility businesses has no impact on ComElectric's earnings.  In accordance with SFAS 71, ComElectric established a regulatory asset to recognize future recoveries through depreciation rates for the recorded ARO.  ComElectric has identified several plant assets in which this condition exists and is related to plant assets containing asbestos materials.  As a result, in December 2005, ComElectric recognized an asset retirement liability of approximately $0.3 million and a regulatory asset of approximately $0.3 million.

For comparative purposes, the pro forma ARO that would have been recognized in accordance with FIN 47 as of December 31, 2004 and January 1, 2004 would have amounted to approximately $0.3 million and approximately $0.3 million, respectively.

For ComElectric, the ultimate cost to remove utility plant from service (cost of removal) is recognized as a component of depreciation expense in accordance with approved regulatory treatment.  As of December 31, 2005 and 2004, the estimated amount of the cost of removal included in regulatory liabilities was approximately $56 million and $53 million, respectively, based on the estimated cost of removal component in current depreciation rates.

Note C.  Change in Classification of Goodwill

Effective September 30, 2005, NSTAR, ComElectric's Parent Company, changed the classification of its Goodwill to a regulatory asset.  As a result of this change, NSTAR has reallocated a portion of the previously recorded goodwill by ComElectric to another subsidiary company of $153.2 million.  In addition to this change in classification to a regulatory asset and in accordance with the requirements of SFAS No. 109, "Accounting for Income Taxes," ComElectric recognized $44.9 million of accumulated deferred income taxes along with an offsetting regulatory asset as of September 30, 2005.  The new classification of goodwill was adopted to better align with the Company's recovery of goodwill amortization from customers.  The regulatory asset, representing the accumulated deferred income taxes, will be amortized over the remaining life of the Regulatory asset - goodwill in accordance with the Company's merger rate order allowing recovery of goodwill amortization and amounts to approximately $1.3 million annually.  This additional amortization expense is entirely offset by a corresponding deferred income tax - benefit.

The Company's goodwill arose from the merger that created NSTAR in 1999.  As a result of a rate order from the MDTE approving the merger, the Company is recovering goodwill from its customers and, therefore, ComElectric has determined that this rate structure allows for amortization of goodwill over the collection period.

Note D.  Regulatory Assets

Regulatory assets represent costs incurred that are expected to be collected from customers through future rates in accordance with agreements with regulators.  These costs are expensed when the corresponding revenues are received in order to appropriately match revenues and expenses.  Regulatory assets consisted of the following:

	December 31,
	2005	2004
(in thousands)
Power contracts	$201,465	$446,819
Goodwill	113,738	-
Retiree benefit costs	3,913	6,080
Regulatory assets - other:
Generation-related plant	353,386	135,589
Merger costs to achieve	10,096	12,850
Purchase power costs	3,816	966
Other, net	2,180	(2,114)
Total current and long-term regulatory assets	$688,594	$600,190

Under the traditional revenue requirements model, electric rates are based on the cost of providing energy delivery service.  Under this model, ComElectric is subject to certain accounting standards that are not applicable to other businesses and industries in general.  The application of SFAS 71 requires companies to defer the recognition of certain costs when incurred if future rate recovery of these costs is expected.  This is applicable to ComElectric's electric distribution and transmission operations.

     Power contracts

The unamortized balance of the estimated cost to decommission the Yankee Atomic nuclear power plant was $3.7 million and $3 million at December 31, 2005 and 2004, respectively.  The Company's liability for this plant's decommissioning and its recovery end in 2010.  However, should the actual costs exceed current estimates and anticipated decommissioning date, the Company could have an obligation beyond that period that would be fully recoverable.  These costs are recovered through the Company's transition charge.

In addition, at December 31, 2004, $237.5 million represents the recognition of four purchase power contracts as derivatives and their above-market value and future recovery through ComElectric's transition charges.  On March 1, 2005, ComElectric closed on a securitization financing for $409 million to, in part, finance the buy-out of these four contracts.  The remaining balance at December 31, 2005 of $197.7 million represents their future recovery through ComElectric's transition charges.

For the power contracts that were terminated, ComElectric did not earn a return on that balance.  ComElectric recognized this regulatory asset as a result of recognizing the contract termination liability in accordance with SFAS No. 146 "Accounting for Costs Associated with the Exit or Disposal Activities."  As a result, ComElectric has not treated this regulatory asset as an investment in which it would be entitled to earn a return.  Furthermore, no cash outlay has been incurred by ComElectric to create the regulatory asset.  The contracts' termination payments will occur over time and will be collected from customers through ComElectric 's transition charge over the same time period.  The cost recovery of these terminated contracts is through September 2016.

     Goodwill

Effective September 30, 2005, NSTAR, ComElectric's Parent Company, changed the classification of its Goodwill to a regulatory asset.  As a result of this change, NSTAR has reallocated a portion of the previously recorded goodwill by ComElectric to another subsidiary company.  In addition to this change in classification to a regulatory asset and in accordance with the requirements of SFAS No. 109 "Accounting for Income Taxes," ComElectric recognized $45 million of accumulated deferred income taxes along with an offsetting regulatory asset as of September 30, 2005.  The new classification of goodwill was adopted to better align with the Company's recovery of goodwill amortization from customers.  The regulatory asset, representing the accumulated deferred income taxes, will be amortized over the remaining life of the Regulatory asset - goodwill in accordance with the Company's merger rate order allowing recovery of goodwill amortization and amounts to approximately $1.3 million annually.  The additional amortization expense is entirely offset by a corresponding deferred income tax - benefit.

     Retiree benefit costs

The retiree benefit regulatory asset at December 31, 2005 of $3.9 million is comprised of $3.7 million in carrying charges that will be recovered from customers commencing in 2006 related to its qualified pension and other postretirement benefit obligations.  There are $0.2 million of pension and PBOP expenses deferred under the MDTE order through 2005.  Deferred pension and PBOP costs are amortized and collected from customers over three years.  ComElectric is allowed to recover its qualified pension and PBOP expenses through a reconciling rate mechanism.  This reconciling rate mechanism removes the volatility in earnings that may have resulted from requirements of existing accounting standards and provides for an annual filing and rate adjustment with the MDTE.

     Generation-related plant

Plant and other regulatory assets related to the divestiture of ComElectric's generation business are recovered with a return through the transition charge.  This recovery occurs through 2023 for ComElectric.  This schedule is subject to further adjustment by the MDTE.

As of December 31, 2005, $366.3 million generation-related regulatory assets are collateralized with the Transition Property Securitization Certificates held by ComElectric's subsidiary, CEC Funding.  The certificate is non-recourse to ComElectric.

     Merger costs to achieve

An integral part of the merger was the MDTE-approved rate plan of the Company.  Significant elements of the rate plan include a four-year distribution rate freeze, recovery of the acquisition premium (goodwill) over 40 years and recovery of transaction and integration costs (costs to achieve) over 10 years.  Costs to achieve were the costs incurred to execute the merger including costs for a voluntary severance program, costs of financial advisors, legal costs and other transaction and systems integration costs.  These costs are collected from the Company's distribution customers and exclude a return component.  Refer to Note A.3 to these Consolidated Financial Statements for more information on merger costs to achieve.

     Purchased power costs

The purchased power costs at December 31, 2005 relate to electric basic service costs.  Prior to March 1, 2005, customers had the option of continuing to buy electricity from ComElectric at standard offer prices.  Since 1998, ComElectric has been allowed to defer the difference between the standard offer and basic service revenues and the cost to supply the power, plus carrying costs.  As of March 1, 2005, basic service is the electricity that is supplied by the local distribution company when a customer has not chosen to receive service from a competitive supplier.  The market price for basic service may fluctuate based on the average market price for power.  Amounts collected through basic service are recovered on a fully reconciling basis.

     Other

These amounts primarily consist of deferred transmission costs that are set to be recovered over a subsequent twelve-month period with carrying charges.  The deferred costs represent the difference between the level of billed transmission revenues and the current period costs incurred to provide transmission-related costs.

Note E.  Derivative Instruments - Power Contracts

The electric distribution industry may contract to buy and sell electricity under option contracts, which allow the distribution company the flexibility to determine when and in what quantity to take electricity in order to align with its demand for electricity.  These contracts would normally meet the definition of a derivative instrument requiring mark-to-market accounting.  However, because electricity cannot be stored and utilities are obligated to maintain sufficient capacity to meet the electricity needs of their customer base, an option contract for the purchase of electricity typically qualifies for the normal purchases and sales exception as described in SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) and Derivative Implementation Group (DIG) interpretations and, therefore, does not require mark-to-market accounting.  ComElectric accounts for its power contracts in accordance with SFAS 133 and SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities" (SFAS 149).

At December 31, 2005, ComElectric does not have any contracts that qualify as derivative instruments.  On March 1, 2005, ComElectric closed on a securitization financing for $409 million to finance the buy-out of three contracts that were classified as derivative instruments at December 31, 2004.  The fair value of these three contracts at December 31, 2004 was approximately $237.5 million and was therefore removed as a derivative instrument from Deferred credits - Power contracts, along with the offsetting regulatory asset, on the accompanying Consolidated Balance Sheets.  The securitization debt obligation was recorded along with an offsetting regulatory asset to reflect the future recovery of the debt obligation through ComElectric's transition charge.

    Variable Interest Entities

In 2004, the FASB issued its interpretation, "Consolidation of Variable Interest Entities," as revised in December 2003 (FIN 46R), which addresses the consolidation of variable interest entities (VIE) by business enterprises that are the primary beneficiaries.  A VIE is an entity that does not have sufficient equity investment at risk to permit it to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest.  The primary beneficiary of a VIE is the enterprise with the majority of the risks or rewards associated with the VIE. This interpretation had two effective dates: December 31, 2003 and March 31, 2004.

ComElectric created a wholly owned special purpose subsidiary, CEC Funding, to undertake the sale of $409 million in notes to a special-purpose trust.  This trust was created by two Massachusetts state agencies.  See Note H, Long-Term Debt and Interim Financing, for more information.  As part of ComElectric's assessment of FIN 46R as revised in December 2003, ComElectric separately reviewed the substance of this entity to determine if it is proper to consolidate this entity.  Based on its review, ComElectric has concluded that CEC Funding is a variable interest entity and is, therefore, consolidated by ComElectric.

For the March 31, 2004 effective date of FIN 46R, ComElectric evaluated other entities with which it conducts significant transactions, including companies that supply power to ComElectric through its purchase power agreements.  ComElectric determined that it is possible that five of these companies may be considered VIEs.  In order to determine if these counterparties are VIEs and if ComElectric is the primary beneficiary of these counterparties, ComElectric concluded that it needed more information from the entities.  ComElectric attempted to obtain the information required and requested, in writing, these entities provide the Company with the necessary information.  However, each of the entities has indicated that they will not provide the requested information as they are not contractually obligated to provide such confidential information.  Since ComElectric was unable to obtain the necessary information and, as allowed under a scope exception in FIN 46R, the accompanying Consolidated Financial Statements do not reflect the consolidation of any entities with which ComElectric has a purchase power agreement.

Subsequent to the March 31, 2004 effective date, ComElectric executed purchase power buy-out or restructuring agreements with a majority of the entities from which ComElectric attempted to obtain additional information in order to determine if these entities are VIEs.  These buy-out or restructuring agreements received regulatory approval in January 2005.  Refer to Consolidated Financial Statements, Note J, for more detail on the purchase power buy-out agreements.  The remaining potential entities that may be considered VIEs are associated with power plants with minimal MW capacity and would not have a material effect on ComElectric's financial position.  As a result, ComElectric will no longer pursue obtaining the necessary information to determine whether it has a potential variable interest in these entities.

Note F.  Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes" (SFAS 109).  SFAS 109 requires the recognition of deferred tax assets and liabilities for the future tax effects of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

For financial reporting purposes, the Company provides federal and state income taxes on a separate-return basis.  However, for federal income tax purposes, the Company's taxable income and deductions are included in the consolidated income tax return of NSTAR, the parent company, and it makes tax payments or receives refunds on the basis of its tax attributes in the tax return in accordance with applicable regulations.

Accumulated deferred income taxes and unamortized investment tax credits consisted of the following:

	December 31,
(in thousands)	2005	2004
Deferred tax liabilities:
Property-related	$86,387	$85,672
Goodwill	44,614	-
Other	154,846	70,136
	285,847	155,808
Deferred tax assets:
Investment tax credits	2,200	2,451
Other	19,529	13,064
	21,729	15,515
Net accumulated deferred income taxes	264,118	140,293
Accumulated unamortized investment tax credits	3,409	3,798
	$267,527	$144,091

Previously deferred investment tax credits are amortized over the estimated remaining lives of the property giving rise to the credits.

The following is a summary of the Company's provisions for income taxes for the years ended December 31, 2005 and 2004:

(in thousands)	2005	2004

Current income tax (benefit)/expense	$(47,951)	$6,925
Deferred income tax expense	72,505	13,597
Investment tax credit amortization	(389)	(398)
Income taxes charged to operations	24,165	20,124
Current tax expense on other income, net	644	345
Total income tax expense	$24,809	$20,469

The effective income tax rates reflected in the accompanying financial statements and the reasons for their differences from the statutory federal income tax rate were as follows:

	2005	2004
(in thousands)

Federal statutory rate	35%	35%

Federal income tax expense at statutory rate	$22,376	$18,206
Increase (decrease) from statutory rate:
State tax, net of federal tax benefit	2,745	2,277
Costs to achieve	105	105
Tax versus book depreciation	86	99
Amortization of investment tax credits	(389)	(398)
Goodwill	1,182	719
Other	(1,296)	(539)

	$24,809	$20,469

Effective federal income tax rate	38.8%	39.4%

Note G.  Allocated Pension and Other Postretirement Benefits

1. Pension

The NSTAR Pension Plan (the Plan) is a noncontributory plan, with certain limited contributory features, that covers substantially all employees of NSTAR Electric & Gas.  Boston Edison is the sponsor of the Plan and allocates the costs of the Plan to other NSTAR subsidiaries, including the Company, based on a percentage of total direct labor charged to the Company.

The funded status of the Plan cannot be presented separately for the Company since the Company participates in the Plan trust with other subsidiaries of NSTAR.  Plan assets are available to provide benefits for all Plan participants and are commingled.

The periodic pension costs allocated to the Company were $4.7 million and $7.0 million in 2005 and 2004, respectively, and represent cash transfers between the Company and Boston Edison.

2. Other Postretirement Benefits

NSTAR also provides, through the Group Welfare Benefits Plans for Retirees of NSTAR, health care and other benefits to retired employees who meet certain age and years of service eligibility requirements.  These benefits include health insurance coverage.  Under certain circumstances, eligible employees are required to contribute for postretirement benefits.

To fund these postretirement benefits, NSTAR, on behalf of ComElectric and other subsidiaries, makes contributions to various VEBA trusts that were established pursuant to section 501(c)(9) of the Internal Revenue Code.

The funded status of the Plan cannot be presented separately for ComElectric since the Company participates in the Plan trusts with other subsidiaries of NSTAR.  Plan assets are available to provide benefits for all Plan participants who are former employees of ComElectric and of other subsidiaries of NSTAR.

The net periodic postretirement benefit costs allocated to the Company were $4.7 million and $7.7 million in 2005 and 2004, respectively, and represent transfers between the Company and NSTAR based on a percentage of total direct labor charged to the Company.

The Company is allowed to fully recover its allocated share of qualified pension and PBOP expenses through a reconciling rate mechanism.

3. Savings Plan

ComElectric contributes proportionately into a defined contribution 401(k) plan for substantially all employees of NSTAR Electric & Gas.  Matching contributions (which are equal to 50% of the employees' deferral up to 8% of eligible base and cash compensation) included in the accompanying Consolidated Statements of Income, under operations and maintenance expense, amounted to $1.5 million and $1.6 million in 2005 and 2004, respectively.  The plan was amended to allow for increased maximum annual pre-tax contributions and additional "catch-up" pre-tax contributions for participants age 50 or older, acceptance of other types of "roll-over" pre-tax funds from other plans and the option of reinvesting dividends paid on the NSTAR Common Share Fund or receiving such dividends in cash.  The election to reinvest dividends paid on the NSTAR Common Share Fund or receive the dividends in cash is subject to a freeze period beginning seven days prior to the date any dividend is paid.  During this period, participants cannot change their election.  Dividends are paid to this plan four times a year in February, May, August and November.

Note H.   Long-Term Debt and Interim Financing

1.    Long-Term Debt

Long-term debt outstanding was as follows:	Original	Balance at December 31,
(in thousands)	Issue	2005	2004
First Mortgage Bonds:
3-Year Notes, Variable, due 2006	$150,000	$-	$-
25-Year Term Loan, 9.37%, due 2012	20,000	6,316	7,369
15-Year Notes, 7.70%, due 2008	10,000	10,000	10,000
18-Year Notes, 9.55%, due 2007	10,000	1,428	2,857
20-Year Notes, 7.98%, due 2013	25,000	25,000	25,000
25-Year Notes, 9.53%, due 2014	10,000	10,000	10,000
30-Year Notes, 9.60%, due 2019	10,000	10,000	10,000
30-Year Notes, 8.47%, due 2023	15,000	15,000	15,000
Transition Property Securitization Certification:
3.40% due 2006	66,237	-	-
3.78% due 2008	93,040	82,819	-
4.13% due 2011	161,858	161,858	-
4.40% due 2013	87,865	87,865	-
Total Long-Term Debt	$659,000	$410,286	$80,226

Under favorable conditions, the company may purchase its outstanding notes in advance; however, an early payment premium may be incurred.   In February 2005, ComElectric gave notice to its note holders that the entire $150 million aggregate principal amount of its variable rate, 3-year Note due in 2006 will be called for redemption in March 2005 at par plus accrued interest.  As a result, this Note is included under current liabilities in the accompanying Consolidated Balance Sheet at December 31, 2004.  The note was paid from the proceeds of the securitization financing transaction on March 1, 2005.

The Transition Property Securitization Certificates held by ComElectric's subsidiary, CEC Funding, are collaterized by its securitized regulatory asset with a balance of $366.4 million as of December 31, 2005.  ComElectric, as servicing agent for CEC Funding collected $57.7 million in 2005.  Funds collected from the company's respective customers are transferred to the Funding company's Trust on a daily basis. These Certificates are non-recourse to ComElectric.

Maturing long-term debt for the five years subsequent to December 31, 2005 are as follows:

Total
Year	(in thousands)
2006	$34,471
2007	52,481
2008	62,390
2009	52,166
2010	52,225
Years thereafter	191,024
Total	$444,757

The Company has financial covenants under its long-term debt and was in compliance at December 31, 2005 and 2004.

2.   Notes Payable to Banks

ComElectric and certain of its affiliated companies collectively have $245 million available under several lines of credit.  These lines are normally renewed upon expiration and commitment fees are required.  Collectively, approximately $154.5 million and $109.9 million were outstanding under these lines of credit as of December 31, 2005 and 2004, respectively.  The Company's portion of the amounts outstanding under these lines was $0 and $29.7 million at December 31, 2005 and 2004, respectively.

On September 28, 2004, the Company received FERC authorization to issue short-term debt securities from time to time on or before November 30, 2006 with a maturity date no later than November 30, 2007 in amounts such that the aggregate principle does not exceed $125 million at any one time.

Interest rates including fees on the outstanding borrowings generally are money market rates and averaged 3.82% and 2.42% in 2005 and 2004, respectively.

3.   Advances from Affiliates

The Company is a member of the NSTAR Money Pool (the Pool), an arrangement among the subsidiaries of the Parent, whereby short-term cash surpluses are used to help meet the short-term borrowing needs of the utility subsidiaries.  In general, lenders to the Pool receive a higher rate of return than they otherwise would on such investments, while borrowers pay a lower interest rate than those available from banks.  Interest rates on the outstanding borrowings are based on the monthly average rate the Company would otherwise have to pay banks, less one-half the difference between that rate and the monthly average U.S. Treasury Bill weekly auction rate.  The borrowings are for a period of less than one year and are payable upon demand.  Rates on these borrowings averaged 3.36% and 1.55% in 2005 and 2004, respectively.  The Company had borrowings of $0 and $16.8 million from the Pool at December 31, 2005 and 2004, respectively.

4.   Disclosures About Fair Value of Financial Instruments

The fair value of certain financial instruments included in the accompanying Consolidated Balance Sheets as of December 31, 2005 and 2004 were as follows:

	2005		2004
(in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt (including current maturities)	$444,759	$456,520	$232,707	$258,230

The carrying amount of cash, notes payable to banks and advances to/from affiliates approximates the fair value because of the short maturity of these financial instruments.

The estimated fair value of long-term debt is based on quoted market prices of the same or similar issues on the current rates offered for debt with the same remaining maturity.  The fair values shown above do not represent the amounts at which those obligations would be settled.

Note I.  Dividend Restriction

At December 31, 2005, there were no retained earnings restricted against the payment of cash dividends pursuant to the Company's term loans and note agreements securing long-term debt.

Note J.   Contracts for the Purchase of Energy

1.   Purchase Power Agreements

 As a Massachusetts distribution company, ComElectric is required to obtain and resell power to retail customers for those who choose not to buy energy from a competitive energy supplier.  Standard offer service option for customers ended on February 28, 2005.  Therefore, all customers who had not chosen to receive service from a competitive supplier were provided default service, which was designated basic service thereafter.  Basic service rates are reset every six months (every three months for large commercial and industrial customers).  The price of basic service is intended to reflect the average competitive market price for power.  For basic service power supply, ComElectric makes periodic market solicitations consistent with MDTE regulations.  During 2005, ComElectric entered into short-term power purchase agreements to meet its entire basic service supply obligation, other than to its largest customers, for the period January 1, 2006 through June 30, 2006 and for 50% of its obligation, other than to these large customers, for the second-half of 2006.  ComElectric has entered into short-term power purchase agreements to meet its entire basic service supply obligation for large customers through June 2006.  A request for proposals will be issued quarterly in 2006 for the remainder of the obligation for large customers and semi-annually for non-large customers.  For 2005, ComElectric entered into agreements ranging in length from three to twelve months.

In 2004, ComElectric executed agreements to buy-out or restructure six of its purchase power agreements that required MDTE approval. These agreements constituted approximately 42 MW of the remaining 307 MW of capacity, and reduced the amount of above-market costs that ComElectric will collect from its customers through its transition charges.  As of December 31, 2004, one of these agreements received MDTE approval and was recognized.  This agreement requires ComElectric to make monthly payments through 2008 totaling $43 million.  This buy-out agreement provides no economic benefit to ComElectric and, therefore, the agreement's contract termination costs were recorded on the accompanying Consolidated Financial Statements when completed.

To a certain extent, ComElectric supplements its load requirements through existing long-term contracts.  ComElectric, during 2003 and 2004, initiated a process to auction off certain purchase power agreements under which it had entitlements to under long-term contracts.  One contract in which ComElectric had entitlements to approximately 42 MW of the 307 MW of capacity, originally included in the auction, expired on December 31, 2004.  Also in 2004, ComElectric executed agreements to buy-out or restructure six of its purchase power agreements.  As of December 31, 2004, one of these agreements has received MDTE approval and was recognized.  This agreement requires ComElectric to make monthly payments through December 2008 totaling approximately $43 million.  This buy-out agreement provides no economic benefit to ComElectric and, therefore, the agreement's contract termination costs were recorded on the accompanying Consolidated Financial Statements.

On January 7, 2005, ComElectric received approval from the MDTE for an additional two agreements that were completed by February 2005.  These two agreements were binding as of December 31, 2004 but were contingent upon regulatory approval.  Since the contingency was removed during February 2005, ComElectric recorded the contract termination costs as of December 31, 2004.  The agreements require ComElectric to make net monthly payments through September 2016 totaling approximately $274.4 million.  ComElectric anticipates making these cash payments from funds generated from operations and will be fully recovered through its transition charge.

The total amount currently recognized for obligations relating to the four contracts is approximately $197.7 million (in present day dollars); approximately $36.6 million as a component of Current liabilities - power contracts and $161.1 million as a component of Deferred credits - power contracts on the accompanying Consolidated Balance Sheets.  ComElectric has recorded a corresponding regulatory asset to reflect the full future recovery of these payments through its transition charge.  This recognition represents a non-cash increase to assets and liabilities.

Also in January 2005, the MDTE approved the remaining three contracts with two suppliers that reduced the overall amount of transition costs to be paid for above-market contracts.  These contracts are buy-out arrangements whereby ComElectric has committed to pay amounts for the full release of its obligation under previous purchase power agreements.  On August 31, 2004, NSTAR filed with the MDTE a proposed financing plan that seeks approval for full recovery of these buy-out costs and the issuance of $674.5 million of transition property securitization bonds to provide the funds for these buy-out agreements.  ComElectric's portion of these bonds amounts to $409 million.  The MDTE approved the financing plan in January 2005.  On February 15, 2005, the bonds were priced at a weighted average yield of 4.15%.  The securitization financing closed on March 1, 2005.

Note K.   Other Utility Matters

1.   Service Quality Indicators

Service quality indicators (SQI) are established performance benchmarks for certain identified measures of service quality relating to customer service and billing performance, customer satisfaction, and reliability and safety performance for all Massachusetts utilities.  ComElectric is required to report annually to the MDTE concerning its performance as to each measure and is subject to maximum penalties of up to two percent of its transmission and distribution revenues should performance fail to meet the applicable benchmarks.

On March 1, 2005, ComElectric filed its 2004 Service Quality Report with the MDTE that demonstrated the Company achieved levels of reliability and performance; the report indicates that no penalty was assessable for 2004.  On December 30, 2005, the MDTE issued formal approval of this filing.  ComElectric monitors its service quality continuously to determine its contingent liability, and if it is probable that a liability has been incurred and is estimable, a liability would be accrued.  Annually, ComElectric makes a service quality performance filing with the MDTE.  Any settlement or rate order that would result in a different liability level from what has been accrued would be adjusted in the period that the MDTE issues an order determining the amount of any such liability.

In late 2004, the MDTE initiated a proceeding to potentially modify the service quality indicators for all Massachusetts utilities.  Until any modification occurs, the current SQI measures will remain in place.  ComElectric cannot predict the outcome or timing of this proceeding.

As of December 31, 2005, ComElectric's 2005 performance has exceeded the applicable established benchmarks and, as such, no liability has been accrued for 2005.

The Settlement Agreement, approved by the MDTE on December 30, 2005, established an additional performance measure applicable to ComElectric.  A specific proposal to implement this performance benchmark shall be submitted to the MDTE for approval on or before July 1, 2006 and shall be subject to a maximum penalty or incentive of up to $500,000.  This new measure settlement establishes a performance benchmark relating to poor performing circuits.

2.   Sale of Properties

On December 28, 2005, ComElectric sold a former electric generation station site in New Bedford, Massachusetts for $12 million.  Most of the proceeds from the sale will be applied against ComElectric's transition charge.  The sale and regulatory treatment of the proceeds remains subject to MDTE approval.  As a result, this transaction had no impact on current year earnings.

Note L.  Commitments and Contingencies

1.   Contractual Commitments

The Company leases equipment and office space under arrangements that are classified as operating leases.  These lease agreements are for terms of one year or longer.  Leases currently in effect contain no provisions that prohibit the Company from entering into future lease agreements or obligations.

Future minimum lease payments, by period and in the aggregate, of non-cancelable operating leases consisted of the following at December 31, 2005:

Operating Leases
Year	(in thousands)
2006	$3,845
2007	3,129
2008	2,869
2009	2,589
2010	2,208
Years thereafter	6,562

Total future minimum lease payments	$21,202

Total rent expense for all operating leases, except those with terms of a month or less, amounted to $4.4 million and $3 million in 2005 and 2004, respectively.  There were no contingent rentals and no sublease rentals for the years 2005 and 2004.

2.   Energy Supply

ComElectric has entered into short-term power purchase agreements to meet its entire basic service supply obligation, other than to its largest customers, for the period January 1, 2006 through June 30, 2006 and for 50% of its obligation, other than to these largest customers, for the second-half of 2006.  ComElectric has entered into a short-term power purchase agreement to meet its entire basic service supply obligation for large customers through June 2006.  A request for proposals will be issued quarterly in 2006 for the remainder of the obligation for large customers and semi-annually for non-large customers in accordance with MDTE requirements.  ComElectric entered into agreements ranging in length from three to twelve months effective January 1, 2005 through December 31, 2005 with suppliers to provide full basic service energy and ancillary service requirements at contract rates approved by the MDTE.  ComElectric is currently recovering payments it is making to suppliers from its customers and has financial and performance assurances and financial guarantees in place with those suppliers to protect ComElectric from risk in the unlikely event any of its suppliers encounter financial difficulties or fail to maintain an investment grade credit rating.  In connection with certain of these agreements, should, in the unlikely event, ComElectric receives a credit rating below investment grade, it potentially could be required to obtain certain financial commitments, including but not limited to, letters of credit.

The following represents ComElectric's long-term energy related contractual commitments:

(in millions)	2006	2007	2008	2009	2010	Years Thereafter	Total
Purchase power buy- out obligations	$37	$31	$32	$22	$23	$144	$289

Purchase power buy-out obligations represent the buy-out/restructuring agreements for contract termination costs that reduce the amount of above-market costs that ComElectric will collect from its customers through its transition charges.  These agreements require ComElectric to make net monthly payments through September 2016.

3.   Electric Equity Investments

ComElectric has an equity ownership of 2.5% in Yankee Atomic Electric Company (YAEC).  Periodically, ComElectric obtains estimates from the management of the YAEC on the cost of decommissioning the Yankee Atomic nuclear unit (YA).  This nuclear unit is completely shut down and is currently conducting decommissioning activities.

Based on estimate from the YAEC's management as of December 31, 2005, the total remaining cost for decommissioning this nuclear unit is approximately $149 million for YA.  Of this amount, ComElectric is obligated to pay $3.7 million towards the decommissioning of YA.  This estimate is recorded in the accompanying Consolidated Balance Sheets as Power contract liabilities with a corresponding regulatory asset and does not impact the current results of operations and cash flows.  This estimate may be revised from time to time based on information available to the YAEC regarding future costs.  The YAEC has received approval from the FERC for recovery of these costs and ComElectric expects any additional increase to this cost to be included in future rate applications with the FERC, with any resulting adjustments being charged to its respective sponsors, including ComElectric.  ComElectric would recover its share of any allowed increases from customers through the transition charge.

During the course of carrying out the decommissioning work, YA has identified increases in the scope of soil remediation and certain other remediation required to meet environmental standards beyond the levels assumed in the 2003 Estimate.  On November 23, 2005, YA submitted a filing to the FERC for revisions to its Rate Schedules to revise the level of collections to recover the costs of completing the decommissioning of YA's retired nuclear generating plant (the 2005 Estimate).  The schedule for the completion of physical work will need to extend until the end of August 2006 and the costs of completing decommissioning will be approximately $63 million greater than the estimate that formed the basis of the 2003 FERC settlement.  Based on this allocation increase, ComElectric is obligated to pay $1.6 million to the decommissioning of YA.  Most of the cost increase relates to decommissioning expenditures that will be made during 2006, followed by a significant reduction in those charges during the years 2007 through 2010.  On January 31, 2006, the FERC issued an order accepting the rates for filing, effective February 1, 2006, subject to hearing and refund.  The FERC ordered the hearing held in abeyance pending the outcome of settlement procedures.  ComElectric cannot predict the timing or the ultimate outcome of these settlement discussions.

The decommissioning trust for which ComElectric is responsible through its equity ownership is established pursuant to Federal regulations.  The investment of decommissioning funds that have been established, are managed in accordance with these federal guidelines, state jurisdictions and with the applicable Internal Revenue Service requirements.  Some of the requirements state that these investments be managed independently by a prudent fund manager and that funds are to be invested in conservative, minimum risk investment securities.  Any gains or losses are anticipated to be refunded to or collected from customers, respectively.

4.   Environmental Matters

The Company is subject to laws and regulations administered by federal, state and local authorities relating to the quality of the environment.  These laws and regulations affect, among other things, the siting and operation of electric distribution and transmission facilities and can require the installation of expensive air and water pollution control equipment.  These regulations have had an impact on the Company's operations in the past and will continue to have an impact on future operations, capital costs and construction schedules of major transmission and distribution facilities.  Environmental clean-up obligations accrued by the Company as of December 31, 2005 and 2004 amounted to approximately $55,000 and $252,000 are included as part of Deferred credits-other in the accompanying Consolidated Balance Sheets.

Note M.  Regulatory Proceedings

1.   Regulatory proceedings

On December 30, 2005, the MDTE approved a multi-year rate Settlement Agreement between the Attorney General of Massachusetts, ComElectric and several interveners, for adjustments to ComElectric's transition and distribution rates effective January 1, 2006 and May 1, 2006, respectively.  Effective with the January 1st date adjustment, ComElectric will freeze its total transition and distribution rates through 2012.  Additionally, the Settlement Agreement establishes performance-based distribution rate increases (PBR) beginning January 1, 2007.  The PBR will result in annual inflation-adjusted distribution rate increases that will be offset by a decrease in transition rates through 2012.

In December 2005, ComElectric filed proposed transition rate adjustments for 2006, including a preliminary reconciliation of transition, transmission, standard offer and default service costs and revenues through 2005.  The MDTE subsequently approved tariffs effective January 1, 2006.  The filings are to be updated in April 2006 to reflect final 2005 costs and revenues which are subject to final reconciliation.  As part of the rate Settlement Agreement approved by the MDTE on December 30, 2005, transition rates are further impacted by a reduction of $4.4 million effective January 1, 2006 and by $6.6 million on May 1, 2006 and are deferred with carrying charges at a rate of 10.88%.

On October 19, 2005, the MDTE approved a settlement agreement between ComElectric and the Attorney General of the Commonwealth of Massachusetts to resolve issues relating to the reconciliation of transition, standard offer and basic service costs for 2003 and 2004.  On March 24, 2006, the MDTE approved a second settlement relating to the Company's reconciliation of transmission costs and revenues.  The Company will refund its customers $6 million, an amount that was previously reserved, through retail transmission rates effective on January 1, 2007 through December 31, 2007.  This settlement agreement had no material effect on ComElectric's consolidated results of operations, cash flows and financial condition for the reporting period.

ComElectric filed proposed changes to its Open Access Transmission Tariff (OATT) with the FERC on March 30, 2005 to provide for consistent application of the OATT among all NSTAR Electric companies.  The new tariffs became effective on June 1, 2005; however, the FERC set issues raised in the proceeding for hearing.  Settlement discussions with the sole intervenor, the Attorney General of Massachusetts, are ongoing.  ComElectric cannot predict the timing or ultimate resolution of this proceeding with the FERC.

2.   Other Legal Matters

In the normal course of its business, ComElectric is involved in certain legal matters, including civil litigations.  Management is unable to fully determine a range of reasonably possible court-ordered damages, settlement amounts, and related litigation costs ("legal liabilities") that would be in excess of amounts accrued and amounts covered by insurance.  Based on the information currently available, ComElectric does not believe that it is probable that any such legal liabilities will have a material impact on its consolidated financial position.  However, it is reasonably possible that additional legal liabilities that may result from changes in circumstances could have a material impact on its results of operations, cash flows and financial condition for a reporting period.

SIGNATURE

COMMONWEALTH ELECTRIC COMPANY

Date: March 27, 2006

/s/ R. J. WEAFER, JR.

Robert J. Weafer, Jr.

Vice President, Controller,

and Chief Accounting Officer